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                    CONSENT OF S&P CORPORATE VALUE CONSULTING

We consent to the use in this Amendment No. 6 to Registration Statement
No. 333-114027 of Cohen & Steers, Inc. of our report "Estimated Fair Values of the Non-Competition and Non-Solicitation Clauses Contained in the Restricted Stock Unit Agreements Between Cohen & Steers Capital Management Agreement, Inc. and Certain Specified Officers as of August 1, 2004", as supplemented by our letter relating to such report dated August 12, 2004.

We also consent to the reference to us under the headings "Experts" appearing in the Prospectus which is a part of such Registration Statement.

By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement with the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Standard & Poor's Corporate Value Consulting
New York, NY
August 12, 2004